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                                    EXHIBIT 3

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
U.S. Plastic Lumber Corp.:

We consent to incorporation by reference in the registration statements (No. 333-76845 and No. 333-86533) on Form S-3A, registration statement (No. 333-76277) on Form S-8, and registration statement (No. 333-84047) on Form S-4 of U.S. Plastic Lumber Corp. of our report dated March 28, 2000, relating to the consolidated balance sheet of U.S. Plastic Lumber Corp. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended, which report appears in the December 31, 1999, annual report on Form 10-KSB of U.S. Plastic Lumber Corp.


/s/ KPMG LLP


Miami, Florida,
April 5, 2000.